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                                                                   EXHIBIT 10.29

January 27, 1998

Arun Taneja
12 Wedgewood Drive
Hopkinton, MA 01748


Re: Offer of Employment

Dear Arun,

I am very pleased to confirm our offer to you of employment with ANDATACO (the "Company"). You will report to me, in the position of Senior Vice President of Marketing. If you accept our offer, your effective date of hire will be January 9, 1998.

The terms of our offer are as follows:

1. Your starting salary will be $13,750.00 per month, payable as earned in accordance with the Company's normal payroll policies.

2. You are eligible for a $25,000 quarterly bonus based on the Company's achievement of the quarterly Budget. If the Company achieves it's quarterly budgeted pre-tax income you will be paid a bonus of $20,000. If the Company exceeds it's quarterly budgeted pre-tax income by 10% or more you will be paid an additional $5,000.

3. You are eligible to participate in the company's option plan. Options granted under this plan will vest equally over five (5) years. The number of options to be granted will be no less then 200,000. This option grant is subject to Board approval at which time the strike price of the shares shall be fixed.

4. You will be eligible for the group health insurance, paid holidays, vacation days, and sick days as stipulated in the Company's personnel policies.

5. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Proprietary Rights & Confidentiality Agreement" as a condition of your employment, a copy of which is attached hereto. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employers.
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Letter to Arun Taneja
Offer of Employment
January 27, 1998
Page Two of Three


6. Your employment with the Company is terminable at will, which means that you will be free to terminate your employment with the Company at any time for any reason or no reason, with or without notice. Similarly, the Company may terminate your employment at any time for any reason or no reason, with or without notice. By accepting this offer of employment, you will be agreeing that your employment is terminable at will, and acknowledge that no one has the authority to promise you, either orally or in writing, anything to the contrary. Not withstanding the above, it is understood that in the event your employment is terminated for other than legal cause as that term is defined under California law, or for non-performance of duties, during the first three (3) years of employment with the Company, You shall be entitled to six (6) months severance pay equal to the monthly base compensation provided for under paragraph 1 above. If such termination should occur following your employment with the Company for more than three (3) consecutive years, the severance payment shall be equal to twelve (12) months pay. Any such severance pay shall be made monthly. Non-performance of duties shall be determined by the Board of Directors. You will be informed of such non-performance in writing from the Board of Directors and given up to thirty (30) days to cure such non-performance. The Board of Directors will determine if performance has improved to be acceptable during the thirty (30) day cure period.

7. The terms of this letter constitutes the entire agreement between us regarding your employment with the Company and shall supersede any other agreements made prior to or on the date of this letter. This offer, if not accepted, will expire on February 4, 1998 at 5:00pm.

The Company requires the following as an important condition to employment: all new employees must pass the pre-employment drug screening test and provide information verifying authorization to work in the United States. You have three
(3) days of acceptance of this offer to provide the verifying documents.

Please be aware that as our Company evolves, there may be opportunities or changes in your initial responsibilities, salary, title, or reporting relationships.

Any disputes or questions arising hereunder, including the construction or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon an arbitrator with ten (10) days after demand of either party, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. Andataco shall strike the names of two (2) on this list; the offeree shall then strike two (2) names and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, and shall not be appealable to any court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.
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Letter to Arun Taneja
Offer of Employment
January 27, 1998
Page Three of Three


The Company is an Affirmative Action and Equal Opportunity Employer and does not discriminate based on age, color, disability, national origin, race, medical condition, marital status, religion or sex.

We are pleased to extend this offer to you. To let us know that you have read it and accept all of its terms, please sign and return this letter to me. We look forward to you joining us, Arun, and feel confident that your abilities and qualifications will contribute to our mutual success.


Sincerely,                           Acknowledged, Accepted and Agreed

ANDATACO                             /s/ Arun Taneja
                                     -----------------------------------
                                     Arun Taneja

/s/ W. David Sykes
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W. David Sykes
President                            Date signed   January 30, 1998
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